Exhibit 99.1

TenFold Announces First Quarter 2003 Financial Results

SALT LAKE CITY, Utah – May 7, 2003 – TenFold® Corporation (OTCBB: TENF), provider of the Universal Application™ platform for building and implementing enterprise applications, today announced its financial results for its first quarter of 2003 ended March 31, 2003.

For the first quarter, TenFold reported revenues of $9.4 million, an operating profit of $4.7 million, and net income of $7.0 million. These financial results reflect sequential-quarter increases from TenFold’s fourth quarter of 2002 financial results, of 13% over revenues of $8.3 million, of 124% over an operating profit of $2.1 million, and of 63% over net income of $4.3 million. Net income for the first quarter of 2003 includes a non-recurring, non-operating gain of $2.2 million, resulting from the retirement of substantial leasing debt at a significant discount. At March 31, 2003, TenFold’s cash position was $4.3 million as compared to $3.8 million at the beginning of the first quarter, reflecting a modest cash increase during the quarter.

“We are pleased to have begun 2003 with a solid, profitable quarter,” said Dr. Nancy Harvey, TenFold’s President, CEO, and Chief Financial Officer. “Sequential quarter-to-quarter increases are affirmation of our far-reaching turnaround program and provide a sound foundation for our future growth. These results also demonstrate the value of focused execution by our staff and managers who are deeply committed to our technology, our customers, and our Company.”

As compared to the first quarter of the prior year, TenFold reported first quarter revenues of $9.4 million, a 68% increase over revenues of $5.6 million for the same period of 2002. A first quarter operating profit of $4.7 million compares with an operating loss of $(3.5) million for the same period of 2002. Net income for the first quarter of 2003 of $7.0 million or $0.18 per diluted share, compares with a net loss of $(3.0) million, or $(0.08) per diluted share during the same period of 2002.

Q1 of 2003 was notable for a number of additional reasons:

•	TenFold completed and announced a licensing agreement with NtelliApp Ltd., a developer of applications for small and mid-size manufacturing companies. (See press release of February 11, 2003.)
•	TenFold announced and delivered support for both Sun and Microsoft Java Virtual Machines. (See press release of January 30, 2003.)
•	TenFold released new technology features called HyperGrids and TransposeGrids. (See press releases of February 13, 2003 and March 18, 2003.)
•	TenFold published applications development speed comparisons that explain the Universal Application development speed advantage over other applications development technologies. (See press release of February 20, 2003.)
•	TenFold appointed Tanner + Co. as its new auditors and completed its 2002 year-end audit and subsequent Form 10-K filing. (See press releases of February 25, 2003 and March 31, 2003.)

•	TenFold CardioTrac, a TenFold application used by over 20 hospitals, received high marks on a Vendor Data Quality Report from STS for data submitted by hospitals that use TenFold CardioTrac to report outcomes data to STS. (See press release of February 27, 2003.)
•	TenFold retired substantial equipment leasing debt at significant savings to TenFold. (See press release of March 6, 2003.)
•	TenFold received cash from a common stock equity investment from Robert Felton, a TenFold Director. (See press release of March 11, 2003.)
•	TenFold completed the mutual termination of its financing agreement with Fusion Capital and obtained back all TenFold shares previously provided to Fusion Capital. (See press release of March 19, 2003.)
•	TenFold completed and some customers are already using a new Universal Application release with many new features and other improvements. (See press release of March 20, 2003.)

During the next week, TenFold anticipates filing its Form 10-Q for the quarter ended March 31, 2003 and hosting a conference call to discuss its financial results for the quarter.

About TenFold

TenFold (OTC: TENF.OB) licenses its breakthrough, patented technology for applications development, the Universal Application™, to organizations that face the daunting task of replacing obsolete applications or building complex applications systems. Unlike traditional approaches, where business and technology requirements create difficult IT bottlenecks, Universal Application technology lets a small, business team design, build, deploy, maintain, and upgrade new or replacement applications with extraordinary speed and limited demand on scarce IT resources. For more information, call (800) TENFOLD or visit www.10fold.com.

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This release contains forward-looking statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Forward-looking statements include the impact of TenFold’s turnaround program and foundation for future growth, and that TenFold’s Universal Application technology lets a small, business team design, build, deploy, maintain, and upgrade new or replacement applications with speed and limited demand on IT resources. In particular, factors that could cause actual results to differ materially from those in forward-looking statements include the company’s ability to continue its turnaround and generate new sales and revenues, inadequate training, incorrect installation, use of unsupported hardware and software versions or combinations thereof, and inadequate consultation with TenFold Support. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents filed by TenFold Corporation with the Securities and Exchange Commission, including but not limited to, the most recent report on Form 10-K.

TenFold, HyperGrids, TransposeGrids, CardioTrac and Universal Application are trademarks of TenFold Corporation. All other trademarks and registered trademarks are the property of their respective owners.

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Press contact:

Sally N. White

TenFold Corporation

(801) 619-8232

swhite@10fold.com